                                                                Exhibit 4.6


                       FIFTH AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------


                  THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of March ___, 1999, (this "Fifth Amendment"), is by and among OLYMPIC STEEL, INC., an Ohio corporation ("Borrower"), and NATIONAL CITY BANK ("NCB") and the group of other banks signatory hereto or that become parties to the Credit Agreement hereafter identified by amendment or supplement thereto (NCB and the banks comprising such group at any specific time, hereinafter referred to as the "Banks") and NATIONAL CITY BANK, as agent for the Banks (in that capacity, "NCB-Agent").

                                    RECITALS
                                    --------

                  A. Borrower, the Banks and NCB-Agent entered into a Credit Agreement, dated as of October 4, 1996 (the "Credit Agreement"), pursuant to which Borrower may obtain, among other things, (i) loans ratably from the Banks that are on a revolving credit basis and (ii) subject LCs issued by NCB in which the Banks agree to ratably share the obligations in respect thereof, in each case until the expiration date.

                  B. Borrower, the Banks and NCB-Agent entered into the First Amendment to Credit Agreement, dated as of January 24, 1997 (the "First Amendment"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Ten Million Dollars ($10,000,000) and to permit Borrower to make certain joint venture investments and guarantees of indebtedness of the joint venture entities.

                  C. Borrower, the Banks and NCB-Agent entered into the Second Amendment to Credit Agreement, dated as of May 30, 1997 (the "Second Amendment"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Eight Million Dollars ($8,000,000), to add a commitment by Banks for new Series A term loans in the amount of Seventeen Million Dollars ($17,000,000), to permit certain borrowing from other lenders, to permit the Borrower to allow certain of its property to become encumbered by liens in favor of other lenders and to extend the expiration date to June 30, 2000.

                  D. Borrower, the Banks and NCB-Agent entered into the Third Amendment to Credit Agreement, dated as of July 14, 1997 (the "Third Amendment") in order to add an additional bank as a party to Credit Agreement, to adjust the ratable share of the obligations among the Banks which were original parties to the Credit Agreement, to decrease the aggregate amount of the commitments by the Banks for existing subject LCs, and to make appropriate changes to the Credit Agreement in recognition that some or all of the proceeds of the subject loans would be used by a new subsidiary of Borrower, Olympic Steel Iowa, Inc., for the purpose of acquiring land and constructing a temper mill facility in Bettendorf, Iowa.

                  E. Borrower, the Banks and NCB-Agent entered into the Fourth Amendment to Credit Agreement, dated December 8, 1998 (the "Fourth Amendment") in order to authorize Borrower to borrow funds from Mellon Bank, N.A. ("Mellon"), one of the Banks, pursuant to a discretionary Swing Line of Credit facility (the "Swing Loan") as an additional exception to the prohibition against incurring indebtedness under Section 3D.02 of the Credit Agreement; to grant to Mellon a one-time right to have the Banks refund the outstanding Swing
Loan as a subject revolving credit loan; and to adjust Mellon's subject commitment with respect to the subject loans made pursuant to the Credit Agreement until such time as the Swing Loan is refunded at Mellon's request by a subject revolving credit loan.

                  F. Borrower, the Banks and NCB-Agent desire to again amend the Credit Agreement by this Fifth Amendment to Credit Agreement (the "Fifth Amendment") in order to extend the expiration date until June 30, 2002; to increase the amount of the series A subject term loan commitment by $4,000,000, to waive certain covenant requirements and exclude certain charges therefrom and modify the interest rates payable by Borrower based on Borrower's EBIT-to-interest ratio.

                                    AGREEMENT
                                    ---------

         Accordingly, the parties have agreed and do hereby agree as follows:

         1. Subsection 2A.01.1 SERIES A TERM LOANS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.01.1 SERIES A TERM LOANS - (a) The aggregate amount of the series A subject term loans shall be an amount up to, but not exceeding, Twenty One Million Dollars ($21,000,000). The series A subject term loans shall be made and disbursed not more frequently than once each calendar month and the aggregate amount thereof shall not exceed eighty percent (80%) of costs reasonably incurred and paid by Borrower or OSII for construction of a temper mill facility in Bettendorf, Iowa (the "Iowa Mill Project"). With each request for a series A subject term loan advance, Borrower or OSII shall submit to NCB-Agent evidence of such costs so incurred and paid and such other information as NCB-Agent may request with respect to the Iowa Mill Project including, without limitation, the estimated cost of completing the same. The subject commitments for any amount of the series A subject term loans not disbursed on or before April 29, 1999, shall automatically and immediately expire on April 30, 1999 without any notice to Borrower.

                  (b) Beginning May 30, 1999, the outstanding principal amount of the series A subject term loans shall be reduced annually prior to the expiration date by an amount equal to ten percent (10%) of the aggregate amount thereof outstanding and disbursed prior to April 30, 1999,(for example, if the aggregate amount of the series A subject term loans disbursed is $21,000,000, then the amount of each principal reduction prior to the expiration date shall be $2,100,000). A principal payment of the series A subject term loans shall be made on each May 30 commencing on May 30, 1999 with a final payment of the entire outstanding amount of the series A subject term loans being due and payable on the expiration date.

                  (c) The amount of each Bank's subject commitment to make series A subject term loans (which is subject to termination pursuant to Section 5B), and the proportion (expressed as a percentage) that it bears to all of the subject commitments relating thereto is set forth opposite the Bank's name below.


=========================================== ====================================== ==================================
                   Bank                          Series A Subject Term Loan                   Percentage
------------------------------------------- -------------------------------------- ----------------------------------
National City Bank                                       $8,400,000                               40%
------------------------------------------- -------------------------------------- ----------------------------------
Comerica Bank                                            $5,250,000                               25%
------------------------------------------- -------------------------------------- ----------------------------------
Mellon Bank, N.A.                                        $4,200,000                               20%
------------------------------------------- -------------------------------------- ----------------------------------
PNC Bank, National Association                           $3,150,000                               15%
------------------------------------------- -------------------------------------- ----------------------------------
Total                                                    $21,000,000                             100%
=========================================== ====================================== ==================================

                  (d) Anything contained in this subsection 2A.01.1 to the contrary notwithstanding, no term loan shall be made or disbursed by any of the Banks prior to compliance by Borrower with the conditions set forth in section 2B of this Agreement.

         2. Subsection 2A.02 TERM of Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.02 TERM - The subject commitment of each Bank and the subject commitments in the aggregate shall remain in effect until June 30, 2002 (the "expiration date") EXCEPT that (i) a later expiration date may be established from time to time pursuant to subsection 2A.05.
         (ii) the subject commitments shall end in any event upon any earlier reduction thereof to zero pursuant to subsection 2A.03 or any earlier termination pursuant to Section 5B, (iii) the commitment relating to any existing LC shall remain in effect until the stated expiration date thereof, even if such date is later than the expiration date; and (iv) the commitments for the series A subject term loans not disbursed on or prior to April 29, 1999, will expire automatically and immediately on April 30, 1999. The series A term loans shall be disbursed pursuant to subsection 2A.01.1(a).

         3. Subsection 2A.06 MELLON SWING LOAN, REFUNDING THEREOF, AND ADJUSTMENT OF SUBJECT COMMITMENTS shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.06    MELLON SWING LOAN, REFUNDING THEREOF, AND ADJUSTMENT
         OF SUBJECT COMMITMENTS

         (a) Subject to the terms and conditions of a discretionary Swing Line Loan Agreement, Borrower shall have the right to obtain and have outstanding from time to time the Swing Loan from Mellon in aggregate principal amount not exceeding at any time $16,000,000.00 as such amount may be reduced at Mellon's sole discretion (the "Maximum Swing Loan Amount"). Notwithstanding the provisions of subsection 2A.01 or any other provision hereof, at all times during the Swing Loan Availability Period (as defined in Subsection (b) below), the aggregate amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs and Series A subject term loans shall be reduced by the value of the Maximum Swing Loan Amount, whether or not there is any amount outstanding under the Swing Loan. Such reduction shall not affect the commitment fees payable pursuant to subsection 2A.04 hereof.

         (b)      (i)      Except as set forth in subsection (b)(ii) below,
                           during the period (the "Swing Loan Availability
                           Period") from and after the effective date hereof and until the earlier of (A) the date on which the Banks refund the Swing Loan pursuant to paragraph (c) below
                           (the "Refunding Date") or (B) the expiration date, or
                           (C) the date Mellon terminates the Swing Loan's availability to Borrower (a "Swing Loan Availability
                           Termination"), the proportion (expressed as a percentage) that the amount of the subject commitment of Mellon bears to the aggregate of all subject commitments pursuant to the Credit Agreement shall be reduced to eleven percent (11%) and the amount of each Bank's commitment to make subject revolving credit loans and additional subject LCs and Series A subject term loans to Borrower, and the proportion
                           (expressed as a percentage) that each Bank's subject commitment bears to all of the subject commitments, are set forth opposite the Bank's name on SCHEDULE
                           2A.06 hereto dated March, 1999.

                  (ii) In the event that during the Swing Loan Availability Period, Mellon elects to reduce the Maximum Swing Loan Amount (a "Swing Loan Reduction"), the aggregate subject commitment of the Banks shall increase by the amount of the reduction and the subject commitment of each Bank shall be adjusted to the percentages of the aggregate subject commitments of the Banks set forth in SCHEDULE 2A.06(b)(ii) hereto dated March, 1999.

         (c) On any day when the Swing Loan is outstanding prior to the expiration date (whether before or after the maturity thereof or the occurrence of an event of default under the Swing Loan Agreement or under this Credit Agreement), Mellon shall have the one-time right to request that the Banks refund the outstanding principal amount of the Swing Loan and any accrued but unpaid interest thereon as a subject revolving credit loan obtained by Borrower by written notice thereof by Mellon to NCB-Agent, the Banks and Borrower not later than 1:00 p.m. Cleveland time on a Banking Day. Any such notice by Mellon shall be deemed to be a "credit request" by Borrower for purposes of subsection 2D.01 of the Credit Agreement for disbursement of a sum equal to the principal amount of the Swing Loan and accrued but unpaid interest thereon. Promptly following receipt of such notice from Mellon to NCB-Agent, NCB-Agent shall promptly notify each Bank thereof (by facsimile or telephone, confirmed in writing) and the amount required from each Bank on account thereof following which each Bank shall cause the required subject loan to be disbursed to NCB-Agent, in immediately available funds, not later than 12:00 Noon, Cleveland time, on the next Banking Day, to be held for the benefit of Mellon at its direction, provided, however, the amount required from each Bank shall in no event exceed such Bank's subject commitment with respect to the subject revolving credit loan to

                  Borrower pursuant to the Credit Agreement. On such next Banking Day, the subject commitments of Mellon and the other Banks in the subject loans shall revert to the amounts and percentages set forth on SCHEDULE 2A.01 of the Credit Agreement and in Subsection 2A.01.1(c) of the Credit Agreement. The obligations of the Banks to refund the Swing Loan in accordance with this Subsection 2A.06(c) shall be absolute and unconditional and not subject to Section 2.D of the Credit Agreement and irrespective of the existence of an event of default by any Bank or Borrower hereunder or under the Swing Loan Agreement or any set-off, counterclaim, recoupment, defense or other right such Bank may have against Mellon or the Borrower or any adverse change in Borrower's condition, financial or otherwise or any other circumstance, happening or event whatsoever.

         (d) Mellon shall promptly give NCB-Agent and the other Banks written notice of a Swing Loan Reduction or Swing Loan Availability Termination. On the next Banking Day thereafter, the subject commitments of Mellon and the other Banks in the subject loans shall change, in the case of a Swing Loan Reduction, to the percentages of the aggregate subject commitments of the Banks as set forth in SCHEDULE 2A.06(b)(ii) hereto or, in the case of a Swing Loan Availability Termination, to the amounts and percentages set forth in
                  Schedule 2A.01 of the Credit Agreement and in subsection 2A.01.1(c) of the Credit Agreement.

         (e) Mellon shall discontinue making further advances of the Swing Loan as promptly as practicable after receipt of notice from NCB-Agent that the Banks, other than Mellon, require discontinuation of such further advances as a result of an Event of Default under the Credit Agreement.

         (f) Notwithstanding any provision to the contrary contained in the Credit Agreement, no part of this subsection 2A.06 may be modified or amended without the prior written consent of Mellon.

         4. Subsection 2B.01 SUBJECT NOTES of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2B.01 SUBJECT NOTES - Each Bank's subject revolving credit loan and participation in respect of additional subject LCs and existing subject LCs shall be evidenced by subject notes executed and delivered by Borrower, payable to the order of that Bank aggregating in the principal amount equal to the dollar amount of that Bank's aggregate subject commitment therefor set forth in subsection 2A.01. Each subject note shall be in the form and substance of EXHIBIT 2B.01 with the blanks appropriately completed. Each of the subject term loans by each Bank shall be evidenced by a separate subject note or notes executed and delivered by Borrower, payable to the order of the Bank in principal amount equal to the dollar amount of Bank's subject commitment therefor; each such note shall be in form and substance of
         EXHIBIT 2B.01T with the blanks appropriately completed. The subject term loans are represented by series A subject term loan notes dated July 14, 1997 aggregating $17,000,000.00 and supplemental series A subject term loan notes dated as of the date hereof aggregating $4,360,000.00 which includes a supplemental series A subject term loan note in the principal amount of $800,000.00 payable to Mellon for the maximum dollar amount of its subject commitment with respect to the increase in the aggregate series A subject term loan commitment of the Banks evidenced by the supplemental series A subject term loan notes dated as of the date hereof if the subject commitment of each of the Banks with respect to the series A subject term loan were adjusted pursuant to subsection 2A.06 hereof.

         (a) Whenever Borrower obtains a series of subject loans pursuant to this Agreement, each Bank shall make an appropriate entry into a loan account maintained in that Bank's books and records. Each entry shall be prima facie evidence of the data so entered; but such entries shall not be a condition to Borrower's obligation to pay.

         (b) No holder of any subject note shall transfer a subject note, or seek a judgment or file a proof of claim based on a subject note without in each case first endorsing the subject note to reflect the true amount owing thereon.

         5. Subsection 2B.07 INTEREST RATES AND LETTER OF CREDIT COMMISSIONS of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2B.07 INTEREST RATES AND LETTER OF CREDIT COMMISSIONS - (a) Prior to maturity, the principal of subject revolving credit loans and term loans shall bear interest at the per annum rates and the commissions on the subject letters of credit (in both cases, computed in accordance with subsection 8.10) as calculated based on the following:

                  (i) Prime rate loans shall bear interest at a fluctuating rate equal to the prime rate from time to time in effect, with each change in the prime rate automatically and immediately changing the rate thereafter applicable to the prime rate loans plus the applicable prime rate margin as determined in accordance with the following table;

                  (ii) LIBOR loans shall bear interest at a rate equal to the LIBOR pre-margin rate in effect at the start of the applicable contract period (except that any change in the FRB reserve percentage shall automatically and immediately change the LIBOR pre-margin rate thereafter applicable to the LIBOR loans) plus the applicable LIBOR margin as determined in accordance with the following table;

                  (iii) Commissions on existing subject LCs have been paid in advance through the respective dates set forth on EXHIBIT 2(B).07(iii). Commencing after such dates commissions on all subject LCs shall be adjusted quarterly on the last business day of each March, June, September and December of each year on the basis of the applicable percentage as determined in accordance with the following table:


============================= ============================== ===================================== ==================

     If the Borrower's             and the Borrower's          Then, both the applicable LIBOR          And the
    Liabilities-to-Worth         EBIT-to-Interest Ratio               LIBOR margin and the              applicable
         Ratio is:                         is:                     applicable letter of credit          Prime rate
                                                                  commission shall be equal to:           margin
                                                                                                          equals:
----------------------------- ------------------------------ ------------------------------------- ------------------
less than or equal to         Greater than or  equal  to     62.5 basis points                             0
 .75:1                         4.50:1
----------------------------- ------------------------------ ------------------------------------- ------------------
greater than .75:1 but less   Less than 4.50:1 but greater   75 basis points                               0
than or equal to 1.25:1       than or equal to 3.50:1
----------------------------- ------------------------------ ------------------------------------- ------------------
Greater than 1.25:1 but       Less than 3.50:1 but greater   100 basis points                              0
less than or equal to 1.75:1  than or equal to 3.00:1
----------------------------- ------------------------------ ------------------------------------- ------------------
greater than 1.75:1           Less than 3.00:1 but greater   125 basis points                              0
                              than or equal to 2.50:1
----------------------------- ------------------------------ ------------------------------------- ------------------
greater than 1.75:1           Less than 2.50:1               150 basis points                              0
============================= ============================== ===================================== ==================

          Both the liabilities-to-worth ratio and EBIT-to-interest ratio must be satisfied in order for the corresponding applicable prime rate margin, applicable LIBOR margin and applicable letter of credit commission to be effective, and if either the specific liabilities-to-worth ratio or EBIT-to-interest ratio is not satisfied, then the next highest prime rate margin, LIBOR margin or applicable letter of credit commission shall be applicable.

         (b) After maturity (whether occurring by lapse of time or by acceleration), the prime rate loans shall bear interest at a fluctuating rate equal to the prime rate from time to time in effect plus two percent (2%) per annum; PROVIDED, that in no event shall the rate applicable to the prime rate loans after the maturity thereof be less than the rate applicable thereto immediately before maturity and each LIBOR loan shall bear interest computed and payable in the same manner as in the case of prime rate loans EXCEPT that in no event shall any LIBOR loan bear interest after maturity at a lesser rate than that applicable thereto immediately before maturity.

         5. Subsection 3B.03 INTEREST COVERAGE of the Credit Agreement shall be deleted in its entirety and the following substituted in place thereof:

                  3B.03 INTEREST COVERAGE - On a consolidated statement basis, Borrower will not, as at the end of the fiscal quarter during any fiscal year of Borrower (commencing with the present year), suffer or permit its EBIT-to-interest ratio to be less than two and one-half to one (2.50:1) except as hereinafter provided. The Banks waive Borrower's compliance with the foregoing EBIT-to-interest ratio requirement as of December 31, 1998, and confirm that Borrower's EBIT determined as of December 31, 1998, shall not include, for purposes of determining Borrower's EBIT-to-interest ratio, the 1998 fiscal year-end asset valuation accounting adjustments totaling approximately $19,056,000.00 to eliminate the carrying value of OSLI's goodwill and to reduce to fair market value certain OSLI fixed assets and Borrower's investment in the OCR scrap trading joint venture. Further, notwithstanding the foregoing, Borrower's EBIT-to-interest ratio for the fiscal quarter ending March 31, 1999 shall be not less than 1.65:1 and for the fiscal quarter ending June 30, 1999 shall be not less than 1.90:1. For purposes of calculating this ratio, Borrower's interest figure initially was based on the Borrower's actual interest expenses for the third quarter of 1996 annualized. On December 31, 1996, the interest figure was based on such actual expenses for the preceding six (6) months annualized. On March 31, 1997, the interest figure was based on such actual expenses for the preceding nine (9) months annualized. On June 30, 1997, and for every twelve (12) month period thereafter, the interest figure was and is to be based on the preceding twelve (12) months annualized.

         6. Subsection 3D.04 FIXED ASSETS of the Credit Agreement shall be deleted in its entirety and the following substituted in its place thereof:

                  3D.04 FIXED ASSETS - Borrower will not, nor permit OSLI or OSMI to, invest (net after trade-ins, if any) in any fiscal year in fixed assets and leasehold improvements during any fiscal year (commencing with 1997) of more than Fifteen Million Dollars ($15,000,000). Notwithstanding the foregoing, expenditures made by Borrower during 1999 with respect to improving and equipping facilities at Chambersburg, Pennsylvania shall be excluded from such limitation to the extent financed pursuant to industrial development revenue bonds.

         7. Prior to or at the execution and delivery of this Fifth Amendment, Borrower shall have complied with or caused compliance with each of the following:

                   (a) Borrower shall have executed and delivered to the appropriate Bank a supplemental series A subject term loan note dated as of the date hereof in the following principal amounts which reflect the maximum dollar amount of each Bank's share of the increase in the aggregate series A subject term loan commitment of the Banks:

           ------------------------------------------------ ---------------------------------------------------------
                                BANK                          SUPPLEMENTAL SERIES A SUBJECT TERM LOAN NOTE AMOUNT
           ------------------------------------------------ ---------------------------------------------------------

           ------------------------------------------------ ---------------------------------------------------------
           National City Bank                                                         $1,760,000.00
           ------------------------------------------------ ---------------------------------------------------------
           Comerica Bank                                                               1,120,000.00
           ------------------------------------------------ ---------------------------------------------------------
           Mellon Bank, N.A.                                                             800,000.00
           ------------------------------------------------ ---------------------------------------------------------
           PNC Bank National Association                                                 680,000.00
                                                                                         ----------
           ------------------------------------------------ ---------------------------------------------------------
                             Total                                                    $4,360,000.00
                                                                                      =============
           ------------------------------------------------ ---------------------------------------------------------

                   (b) OSII shall have executed and delivered to NCB-Agent a supplement to the OSII Guaranty of Payment dated July 17, 1997 and OSII Security Agreement dated July __, 1998 in form and substance satisfactory to NCB-Agent so as to extend the amount of OSII's subject guaranty and the security interest securing such subject guaranty to include the increased amount of the series A subject term loan commitment of the Banks.

                   (c) Borrower's secretary shall have certified to each Bank resolutions duly adopted by Borrower's board of directors in respect of this Fifth Amendment and the matters contemplated hereby and authorizing execution, delivery and performance of this Fifth Amendment and the subject notes to be delivered by Borrower pursuant to this Fifth Amendment.

                   (d) OSII's secretary shall have certified to each Bank resolutions duly adopted by OSII's board of directors authorizing the execution, delivery and performance of the supplement to OSII's subject guaranty and the OSII Security Agreement dated July __, 1998.

                  (e) Borrower shall pay or cause to be paid to NCB-Agent a waiver and amendment fee in the amount of $85,000.00 to be shared ratably among the Banks.

         8. From and after the effective date of this Fifth Amendment, references in the Credit Agreement and the subject notes (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and this Fifth Amendment thereto or pursuant to such amendments) to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended by all such amendments (unless otherwise expressly indicated) and the subject notes shall be deemed to include the revolving credit loan notes and replacements thereof and the series A subject term loan notes and the supplemental series A subject term loan notes executed and delivered pursuant to this Fifth Amendment.

         9. Borrower restates and reaffirms all of its representations and warranties set forth in Section 4B of the Credit Agreement as of the date hereof.

         10. This Fifth Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

         11. The Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and this Fifth Amendment, is hereby ratified and confirmed.

         12. This Fifth Amendment may be executed in one or more counterparts, each counterpart to be executed by Borrower, by NCB-Agent and by one or more or all of the Banks. Each such executed counterpart shall be deemed to be an executed original for all purposes but all such counterparts taken together shall constitute one agreement, which agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         13. This Fifth Amendment may be executed by representatives of the Banks using facsimile signatures and facsimilied signature pages shall in all respects be binding on all parties hereto and thereto as if such signature pages were originally delivered. Original signature pages for all facsimilied signature pages shall be delivered to NCB-Agent not later than March 15, 1999.

         IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date first above written.

NATIONAL CITY BANK, AGENT                        OLYMPIC STEEL, INC.




By:                                            By:
  -------------------------------                 ----------------------------
     Sean P. Richardson                              Richard T. Marabito
     Vice President                                  Treasurer


NATIONAL CITY BANK                             MELLON BANK, N.A.


By:                                            By:
  ------------------------------                 ----------------------------
     Sean P. Richardson                              John K. Walsh
     Vice President                                  Vice President


COMERICA BANK                                  PNC BANK, NATIONAL ASSOCIATION


By:                                            By:
  ------------------------------                 ----------------------------
     Richard S. Arceci                               Mark W. Rutherford
     Vice President                                  Vice President

                                 SCHEDULE 2A.06
                                 --------------
                                DATED MARCH, 1999

             ADJUSTED SUBJECT COMMITMENTS RESULTING FROM SWING LOAN

       Subject commitments for subject revolving credit loans and subject
                               LCs Schedule 2A.01


-------------------------- ---------------------------- --------------------- ---------------------- --------------
                            Subject revolving credit
          Bank                loans and additional        Existing subject      Aggregate Subject     Percentage
                             subject LCs (excluding             LCs*               Commitment*
                              existing subject LCs)
-------------------------- ---------------------------- --------------------- ---------------------- --------------
National City Bank                     $22,880,000           $3,556,691             $26,436,691           44%
-------------------------- ---------------------------- --------------------- ---------------------- --------------
Comerica Bank                          $14,560,000           $2,263,349             $16,823,349           28%
-------------------------- ---------------------------- --------------------- ---------------------- --------------
Mellon Bank, N.A.                       $5,720,000             $889,173              $6,609,173           11%
-------------------------- ---------------------------- --------------------- ---------------------- --------------
PNC Bank, National
Association                             $8,840,000           $1,374,176             $10,214,176           17%
-------------------------- ---------------------------- --------------------- ---------------------- --------------
Total                                  $52,000,000           $8,083,389             $60,083,389          100%
-------------------------- ---------------------------- --------------------- ---------------------- --------------

* Rounded to the nearest whole dollar (as of 12/03/98).



                             Series A term loan subject commitments Section 2A.01.1(c)

============================================== ====================================== ==============================
                    Bank                            Series A Subject Term Loan                 Percentage
---------------------------------------------- -------------------------------------- ------------------------------
National City Bank                                           $9,240,000                            44%
---------------------------------------------- -------------------------------------- ------------------------------
Comerica Bank                                                $5,880,000                            28%
---------------------------------------------- -------------------------------------- ------------------------------
Mellon Bank, N.A.                                            $2,310,000                            11%
---------------------------------------------- -------------------------------------- ------------------------------
PNC Bank, National Association                               $3,570,000                            17%
---------------------------------------------- -------------------------------------- ------------------------------
Total                                                       $21,000,000                           100%
============================================== ====================================== ==============================


                             SCHEDULE 2A.06(b) (II)
                             ----------------------
                                DATED MARCH, 1999

 ADJUSTMENT OF BANKS' SUBJECT COMMITMENTS AS A RESULT OF A SWING LOAN REDUCTION


------------------------------ ---------------------------------------------------------------------------------------

If the Maximum                        Then the percentage of the aggregate
Swing Loan Amount is:                 subject commitment of the Banks is:

---------------------------------- --------------------- --------------------- --------------------- ---------------------
                                                                                                        PNC BANK
                                                           NATIONAL CITY           COMERICA             NATIONAL
                                       MELLON BANK         BANK                    BANK                 ASSOCIATION
---------------------------------- --------------------- --------------------- --------------------- ---------------------
$16,000,000                                 11%                   44%                   28%                   17%
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $16,000,000 but                   12%                   43.5%                 27.7%                 16.8%
greater than or equal to $14,222,222
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $14,222,222 but                   13%                   43%                   27.4%                 16.6%
greater than or equal to $12,444,444
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $12,444,444 but                   14%                   42.5%                 27.1%                 16.4%
greater than or equal to $10,666,667
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $10,666,667 but                   15%                   42.1%                 26.8%                 16.1%
greater than or equal to $8,888,889
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $8,888,889 but                    16%                   41.7%                 26.5%                 15.8%
greater than or equal to $7,111,111
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $7,111,111 but                    17%                   41.3%                 26.1%                 15.6%
greater than or equal to $5,333,333
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $5,333,333 but                    18%                   40.8%                 25.8%                 15.4%
greater than or equal to $3,555,556
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $3,555,556 but                    19%                   40.4%                 25.4%                 15.2%
greater than or equal to $1,777,778
---------------------------------- --------------------- --------------------- --------------------- ---------------------
Less than $1,777,778                        20%                   40%                   25%                   15%
---------------------------------- --------------------- --------------------- --------------------- ---------------------
